As filed with the Securities and Exchange Commission on January 31, 2025

Registration No. 333-281344

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-3 REGISTRATION STATEMENT No. 333-281344

UNDER

THE SECURITIES ACT OF 1933

Elk Merger Sub II, L.L.C.

(as successor in interest to EnLink Midstream, LLC)

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-4108528
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

EnLink Midstream Partners, LP

(Exact Name of Registrant as Specified in its Charter)

Delaware	16-1616605
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lyndon C. Taylor

Executive Vice President, Chief Legal Officer and Assistant Secretary

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Julian Seiguer, P.C. Ieuan A. List Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	Brandon M. Watson Vice President, Deputy General Counsel ONEOK, Inc. 100 West Fifth Street Tulsa, Oklahoma 74103 (918) 588-7000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Elk Merger Sub II, L.L.C., a Delaware limited liability company (the “Company”), as successor in interest to EnLink Midstream, LLC, a Delaware limited liability company (“EnLink”), and EnLink Midstream Partners, LP, a Delaware limited partnership and subsidiary guarantor registrant (“ENLK” and, together with the Company, the “Registrants”), are filing this post-effective amendment (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (No. 333-281344) (the “Registration Statement”), which was filed by the Registrants with the Securities and Exchange Commission on August 7, 2024 registering an indeterminate amount of debt securities of EnLink, common units representing limited liability company interests in EnLink, membership interests in EnLink and guarantees of debt securities by ENLK, to deregister any and all securities registered but unissued under the Registration Statement as of the date hereof.

On January 31, 2025, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger, dated November 24, 2024, by and among ONEOK, Inc. (“ONEOK”), Elk Merger Sub I, L.L.C., a direct, wholly-owned subsidiary of ONEOK (“Merger Sub I”), the Company, EnLink, and EnLink Midstream Manager, LLC, the managing member of EnLink, (i) Merger Sub I merged with and into EnLink (the “First Merger”), with EnLink surviving the First Merger and (ii) EnLink merged with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company surviving the Second Merger as a direct, wholly-owned subsidiary of ONEOK.

As a result of the completion of the Mergers, the Registrants have terminated all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Registrants hereby remove from registration by means of this Post-Effective Amendment all of such securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrants hereby terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, each of the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on January 31, 2025.

Elk Merger Sub II, L.L.C.

(as successor in interest to EnLink Midstream, LLC)

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer

EnLink Midstream Partners, LP

By:	EnLink Midstream GP, LLC, its general partner

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer, Treasurer and Executive Vice President, Investor Relations and Corporate Development

No other person is required to sign this Post-Effective Amendment on Form S-3 in reliance on Rule 478 under the Securities Act of 1933, as amended.

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